INVESTORS CAPITAL

A premier independent broker/dealer

Disclaimer

INVESTORS CAPITAL
A premier independent broker/dealer

This presentation contains certain statements that may be forward-looking within the meaning of Section 27A of the Securities Act of 1933, as amended, including statements relating to expectations and projections. These statements are subject to numerous risks and uncertainties, including but not limited, political, regulatory, market and economic risks as detailed in our Annual Report on Form 10-K for the year ended March 31, 2011 and other reports we have filed with the Securities and Exchange Commission.

Views and opinions expressed are those of Investors Capital and are subject to change based on market and other conditions. All "stock market" or "broad market" returns are represented by the S&P 500 Index. All indices are unmanaged and are not illustrative of any particular investment. An investment cannot be made in any index.

The S&P 500 is a market-capitalization-weighted index of common stocks. Past performance is no guarantee of future results

Investors Capital Corporation ("ICC") is a wholly-owned subsidiary of ICH and registered to provide broker-dealer and investment advisory services nationwide

Disclaimer (cont.)

INVESTORS CAPITAL
A premier independent broker/dealer

Investors Capital Holdings, Ltd. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at *www.sec.gov*. Alternatively, the issuer, the underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1–800–732–0330.

This material is not an offer to sell the security described herein. Only the prospectus makes such an offer. This presentation must be preceded or accompanied by, and read in conjunction with the prospectus in order to fully understand all of the implications and risks of the offering of securities to which it relates.

Table of Contents

Offering Summary

INVESTORS CAPITAL
A premier independent broker/dealer

Transaction Structure:	Secondary public offering of the ICH common stock held by Ted Charles, members of his immediate family and trusts, and a charitable foundation
Current Market Price:	$6.30 (as of 7/1/2011)
Shares Offered:	3,608,820 shares (54% of fully diluted shares outstanding)
Exchange / Ticker:	NYSE - AMEX / ICH
Qualified Independent Underwriter:	Sterne, Agee & Leach, Inc.
Underwriter:	Investors Capital Corp.
Expected Pricing Date:	TBD - July 2011
Investment Highlights:	■ High quality advisor network ■ Strong recurring revenue growth ■ Premier product and service offerings ■ Innovative recruiting ■ Significant and expanding market for independent financial advisors

Investing involves risk. Stock markets can decline significantly in response to adverse issuer, political, regulatory, market, or economic developments. You should conduct research and perform a thorough investigation as to the characteristics of any securities you intend to purchase.

Past Performance is not a guarantee of future results

Investment Highlights

INVESTORS CAPITAL
A premier independent broker/dealer

- **Strong Adviser Network**
  - Network of quality advisers (over 500 advisers)
  - National footprint with 400 branch office locations in 35 states
- **Premium Product And Service Offerings Attractive to Advisers**
  - Broad product offering from top product companies
  - Sustained investment in technology platform and support infrastructure for advisers
  - Strong legal and compliance program
- **Attractive Business Model**
  - Highly scalable platform
  - Meaningful recurring revenue (~30% as of July 2011)
  - LPL IPO setting an attractive valuation base for the industry
    - *"The independent advisor space has benefited from a secular trend of retail investors increasingly seeking financial advice and advisors breaking away from large wirehouses to become independent."* – UBS Analyst Alex Kramm 12/28/2010
- **Favorable Macroeconomic Trends**
  - Broad market performance fueling AUM growth and higher fund flows
  - Widely projected rising interest rate environment could provide stronger revenue opportunities in client cash accounts
- **Experienced Management Team**
  - Capable management team with combined industry experience of 138 years

Past Performance is not a guarantee of future results

Company Overview

INVESTORS CAPITAL
A premier independent broker/dealer

Company Snapshot

- **Overview**
  - Founded in 1992 by Ted Charles, Chairman
  - Became a publicly-traded company on NYSE – AMEX in 2001
  - Nationally recognized premier independent broker-dealer and investment advisory firm
  - Offers a wide range of financial products:
    - Variable Annuities & Life Insurance, Equities & Bonds, Mutual Funds, and Direct Participation Programs
  - Provides 5-star service and support platform to its valued registered representatives:
    - Advisory program, strategic practice management, marketing & branding services, and technology

- **Key Statistics As of FYE 2011**
  - Over 500 licensed registered reps
  - Average annual production per rep of $161,680
  - FY 2011 revenue of $85.3 million
  - ~30% recurring revenue

- **Market Overview**
  - Ticker: ICH
  - Stock Price: $6.30 (As of 7/1/2011); 2-Year Average Stock Price of $3.28
  - Market Cap: $42 million (As of 7/1/2011)
  - Net Capital: $2.8 million (As of 3/31/2011)
    - $2.6 million over minimum requirement

Past Performance is not a guarantee of future results

Company History

INVESTORS CAPITAL
A premier independent broker/dealer

The Company has undergone a major strategic shift since it was founded in 1992

1992

Founded by Ted Charles



1994

- ICH was Incorporated
- Tim Murphy was hired as President to grow the business and build the infrastructure



2001

ICH became a publicly traded company on AMEX

AMERICAN STOCK EXCHANGE

2004

Beginning of strategic realignment



2005

2006

THE RITZ-CARLTON®
HOTEL COMPANY, L.L.C.

Annual "Legendary Service" training begins

FranklinCovey

2007

- ICH rebranding begins
- Financial Planning Magazine's Top 50:
  - #1 payout growth
  - #2 high-end accounts
  - #4 revenue growth[1]
- Deferred compensation plan offered to reps
- Annual "FOCUS" training begins

2008

Tim Murphy becomes CEO

2010

- ICC[2] Corporate RIA exceeds $1 Billion AUM
- ICH achieves 2010 profitability despite turbulent economic climate
- ICH redesigns and relaunches public website
  - Awarded 2010 Gold iNova award for the corporate website and Honors for Brand Management, by MerComm, Inc.

[1] The "Top 50" is compiled by Financial Planning Magazine, which surveys independent broker-dealers about their annual revenues, commission, fee revenue, total payouts, rep production, commissions and fee-based product details and other related information. Broker-Dealers are ranked according to those responses.

[2] ICC is a wholly-owned subsidiary of ICH and registered to provide broker-dealer and investment advisory services nationwide

Past Performance is no guarantee of future results.

National Footprint of Adviser Network



- **Key Statistics**
  - 400 branch office locations in 35 states
  - 50,000+ open client accounts
  - 500+ licensed registered reps
  - 71% of the reps with Series 7 license
  - 350+ reps are dually registered to provide advisory services

Data as of Mach 31, 2011

Top 10 Product Companies[1]

INVESTORS CAPITAL
A premier independent broker/dealer

Product Partner	Product Partner
American Funds℠	Allianz
JACKSON℠ NATIONAL LIFE INSURANCE COMPANY	PIMCO
Prudential Financial	OppenheimerFunds® The Right Way to Invest
Putnam INVESTMENTS	Vanguard®
FRANKLIN TEMPLETON INVESTMENTS	Fidelity INVESTMENTS®

[1] For calendar year 2010

Top 10 Products by Type

INVESTORS CAPITAL
A premier independent broker/dealer

Mutual Funds	Investment Amount ($mm)
American Funds Distributors	$99.8
Putnam Financial Services	$67.2
Franklin Templeton	$62.7
Oppenheimer Fund Management Corp	$42.2
PIMCO Advisors (Allianz Global)	$40.5
Fidelity Distributors Corp.	$34.9
John Hancock Funds	$27.9
Vanguard Winsor Investment Ctr	$27.5
MFS Fund Distributors	$23.0
Templeton Funds Distributor	$21.8
Grand Total	**$947.5**

Variable Annuity	Investment Amount ($mm)
Jackson National Life Inc. Co.	$73.8
Prudential	$72.8
Allianz	$48.7
ITT Hartford	$21.0
Lincoln National Life	$18.4
Nationwide Life Insurance Co.	$16.7
Manufacturers Life Insurance	$13.0
Pacific Life	$12.4
ING	$11.5
Transamerica	$10.4
Grand Total	**$334.5**

REITS	Investment Amount ($mm)
Realty Capital	$15.0
Cole Capital Partners, LLC	$5.6
US Advisor LLC	$3.2
Grubb & Ellis Securities, Inc.	$1.8
Behringer Harvard	$1.6
Wells Investment Securities Inc.	$1.3
Thompson National	$1.3
Steadfast	$1.1
KBS Capital	$0.8
CNL Securities	$0.2
Grand Total	**$32.2**

Limited Partnerships	Investment Amount ($mm)
FS Investment	$15.8
Realty Capital	$9.8
U.S. ENERGY DEVELOPMENT CORP.	$3.6
United Development	$3.4
Passco	$2.9
Inland Securities	$2.6
Grubb & Ellis	$2.0
WALTON SECURITIES, INC	$1.5
ICON Capital	$1.2
COMMONWEALTH CAPITAL SECURITIES CORP.	$1.1
Grand Total	**$51.1**

Note: For calendar year 2010

Experienced Management Team

INVESTORS CAPITAL
A premier independent broker/dealer

Name	Title	Years of Experience At ICH	Years of Experience Industry	Prior Positions & Current Responsibilities
Timothy B. Murphy	Chief Executive Officer	17	20	▪ Has served as a Director of ICH since July 1995, became CEO August 2008 ▪ Mr. Murphy has served as executive vice president, treasurer, and chief financial officer of the company, and as president of its subsidiaries. Mr. Murphy is an FSI Board Member
Thomas Urbanski	Chief Technology Officer	14	14	▪ Mr. Urbanski has served as Chief Technology Officer of ICC since July 2008 ▪ He has served as an SVP since January 2003 and VP of finance and information technology since 2000
James Wallace	Managing Director of Trading and Operations	12	24	▪ Mr. Wallace has overall management responsibility for Investors Capital's Operations and Trading Departments and ICC's financial operations ▪ Graduate of SII, Sponsored by SIFMA, Wharton School of the University of Pennsylvania and member of FSI Operations and Technology Council
Melissa Tarentino, Esq.	General Counsel and Chief Risk Officer	9	15	▪ Ms. Tarentino has served as General Counsel and Chief Risk Officer of ICC since August 2008 ▪ She joined the company in September 2002 as a compliance attorney and later assumed the role of Associate General Counsel in 2005
Kathleen Donnelly	Chief Financial Officer	4	14	▪ Has served as CFO of ICC since January 2009 ▪ Ms. Donnelly, a CPA, joined the company in May 2007 as Corporate Accountant after twelve years in public accounting and internal audit. She currently manages ICH's Sarbanes-Oxley compliance readiness program
John G. Cataldo, Esq.	Chief Compliance Officer and Counsel	2	11	▪ Mr. Cataldo directs the firm's compliance and licensing operations, including field force supervision, regulatory relations, branch examinations, firm and agent licensing, and supervisory processes ▪ He joined the firm in March 2009
Douglas C. Leonard	Corporate Counsel, Secretary and Director of Process Improvement	8	28	▪ Has provided legal advice to the Board of Directors, senior management, and staff since 2003. ICH Corporate Counsel and Secretary since 2008 ▪ General Counsel of public companies since 1983. Former principal of venture capital firm
Craig A. Spadafora	National Sales Director	10	12	▪ Has performed similar sales and recruiting functions for ICH since August 2001 ▪ Joined the Company as a Recruiter and Business Development Representative ▪ Prior to joining ICC in August 2000, Mr. Spadafora served as an eastern division manager with John Hancock Funds Company commencing in 2000

Historical Performance & Outlook

Track Record of Growth

INVESTORS CAPITAL
A premier independent broker/dealer

- Strength of the platform contributing toward consistent growth record
  - Improved adviser network by recruiting established representatives with solid businesses
  - Strategic focus on the advisory business resulting in higher recurring revenue (~50% of recurring revenue comes from advisory fees)[1]

Number of Open Client Accounts[1]



60,000
50,000
40,000
30,000
20,000
10,000
0
CAGR: 14%
21,578
26,408
31,416
34,915
35,077
39,069
40,070
54,423
2004
2005
2006
2007
2008
2009
2010
2011 YTD

ICAS Fee-Based AUM ($mm)[2]



$1,200
$1,000
$800
$600
$400
$200
$0
CAGR: 34%
$150
$180
$325
$514
$840
$650
$975
$1,132
2004
2005
2006
2007
2008
2009
2010
2011

Average Monthly Trades[1]



50,000
40,000
30,000
20,000
10,000
0
CAGR: 19%
14,847
19,098
27,327
34,557
43,447
41,522
41,985
2004
2005
2006
2007
2008
2009
2010

[1] Calendar year; Accounts at Pershing only (2011 is effective through May 2011)
[2] Corporate RIA only as of fiscal year end March 31st
CAGR refers to Compound Annual Growth Rate. Past Performance is no guarantee of future results.

Recruitment of High Quality Advisers

INVESTORS CAPITAL
A premier independent broker/dealer

- Rigorous screening / pre-hire process
  - Majority of new recruits from independent broker dealers, which typically have higher client retention rate than wirehouse reps
  - Recruit reps with history of high productivity[1] Dedicated in-house transition team and program resulting in strong ramp up rate to begin production
- Capitalizing on the industry trend: steady migration of advisers from wirehouses to independents

Average TTM Production of Recruits† ($000)



CAGR: 14%
$250
$200
$150
$100
$50
$0
$81
$120
$141
$153
$220
$195
$218
$203
2004
2005
2006
2007
2008
2009
2010
2011

†Average trailing twelve months production of new ICC recruits at prior institutions as of 3/31/2011

Prior Firms of New Representatives



Bank 3%
Wirehouse 5%
Regional 13%
Insurance 3%
Independent 76%

Independent Adviser Ramp Up Profile

AUM Ramp Up/AUM transferred to ICC



100%
50%
0%
61%
73%
92%
60 Days
90 Days
365 Days

Commission Revenue*



120%
90%
111%
114%
114%
60 Days
90 Days
365 Days

*Avg. percent of pre-hire Trailing Twelve Months production achieved during ramp up beg. 2009

[1] High productivity refers to "TTM" greater than $100,000.
CAGR refers to Compound Annual Growth Rate. Past Performance is no guarantee of future results

Historical Production by Advisers

INVESTORS CAPITAL
A premier independent broker/dealer

- Decreased overall number of advisers, but significantly improved average productivity
  - 80% improvement in the average production per representative since 2006
- ~50% of revenue from advisers with greater than $250K in production

Average Production Per Rep



$180
$150
$120
$90
$60
$90
$116
$129
$123
$138
$162
2006
2007
2008
2009
2010
2011

Number of Advisers



800
700
600
500
400
300
200
100
0
734
675
689
651
564
519
2006
2007
2008
2009
2010
2011

Rep Production Breakdown



% of Total Production
100%
75%
50%
25%
0%
20%
22%
27%
21%
22%
31%
22%
23%
34%
19%
23%
29%
18%
28%
32%
19%
27%
33%
79%
2006
2007
2008
2009
2010
2011
$100,000 - $250,000
$250,000 - $500,000
>$500,000

Note: All data as of fiscal year end March 31st

Diverse and Recurring Nature of Revenue

INVESTORS CAPITAL
A premier independent broker/dealer

- Stable revenue from diversified product offerings
- Meaningful revenue contribution from recurring business
  - Significant growth in recurring revenue since 2004
  - ~ 50% of recurring revenue from advisory fees in 2010 and 2011
  - ~ 70% of advisers are dually-registered to provide advisory services

Recurring Revenue Breakout ($mm)

	2006	2007	2008	2009	2010	2011
Advisory Revenue	$5.1	$6.8	$10.5	$11.1	$12.8	$15.0
Trailing commissions	5.0	6.5	8.8	5.0	5.5	5.6
Asset-Based Fees	2.7	3.6	5.1	2.8	2.8	4.0
Interest and Other Revenue	2.9	3.3	2.7	4.3	3.4	2.1
Total Recurring Revenue	**$15.9**	**$20.1**	**$27.1**	**$23.2**	**$24.6**	**$26.6**
% of Total Revenue	**23.3%**	**25.1%**	**29.8%**	**28.4%**	**31.0%**	**31.2%**

2011 Revenue By Product



Direct Participation Programs, 10%
Variable Annuities and Life, 33%
Mutual Funds, 17%
Advisory Fees, 18%
Stocks & Bonds, 22%

Recurring Revenue Growth ($mm)



$100.0
$80.0
$60.0
$40.0
$20.0
$0.0
$52.1
$59.9
$63.9
$58.4
$54.6
$58.6
$15.9
$20.1
$27.1
$23.2
$24.6
$26.6
31%
2006
2007
2008
2009
2010
2011
Recurring
Non-Recurring

Past Performance is not a guarantee of future results
Note: All data as of fiscal year end March 31st

Favorable Macroeconomic Environment

INVESTORS CAPITAL
A premier independent broker/dealer

- Widely anticipated rising interest rate environment could provide stronger revenue opportunities in client cash accounts
- Broad market appreciation could support the growth of fee-based AUM
- Continued stock market appreciation could fuel shift of fund flows out of money market funds and into equities, contributing toward transaction volume

S&P 500 Index



1,600
1,400
1,200
1,000
800
600
Jul-06
Jul-07
Jul-08
Jul-09
Jul-10
Jul-11

Historical and Projected Fed Funds Rate[1]



6.00%
5.00%
4.00%
3.00%
2.00%
1.00%
0.00%
Jan-07
May-07
Sep-07
Jan-08
May-08
Sep-08
Jan-09
Jun-09
Oct-09
Feb-10
Jun-10
Oct-10
Feb-11
Jun-11
Oct-11
Feb-12
Jun-12

Net Fund Flows February 2011 YTD[2]



$90,000
$60,000
$30,000
$0
($30,000)
($60,000)
($90,000)
$76,428
$28,968
($17,458)
($64,286)
Long-Term Funds
Taxable Bonds Funds
Municipal Bonds Funds
Money Market Funds

[1] Projected Fed Funds Rate is the average consensus of Wall Street analysts. Source: Stern Agee as of Feb 2011

[2] YTD Net mutual fund flows as of Feb 2011. Source: Stern Agee, Simfund.

Past Performance is no guarantee of future results.

Financial Highlights

INVESTORS CAPITAL
A premier independent broker/dealer

($mm)	2009	2010	2011
Revenue			
Commission	$68.2	$65.0	$68.1
Advisory	11.1	11.8	15.0
Other	2.3	2.4	2.2
Total Revenue	**$81.6**	**$79.2**	**$85.3**
Annual Revenue Growth	*(10.3%)*	*(3.0%)*	*7.7%*
Expenses			
Commissions & Advisory Fees	65.6	64.0	67.1
Compensation & Benefits	9.1	8.0	8.5
Regulatory, Legal & Professional Services	3.8	2.3	4.0
Other	5.2	4.0	6.7
Total Operating Expenses	$83.8	$78.3	$86.3
Pre-tax Income	(2.2)	0.9	(1.0)
Tax	(0.3)	0.5	(0.1)
Net Income	**($1.8)**	**$0.3**	**($0.9)**
Adjusted EBITDA[1]	**($0.3)**	**$1.5**	**($0.2)**
Net Capital	**$1.9**	**$3.4**	**$2.8**
Excess Over Minimum Requirement	*1.4*	*2.9*	*2.6*
Fee-Based AUM	$650	$975	$1,132
Number of Representatives	651	564	519

[1] Adjusted earnings before interest, taxes, depreciation and amortization ("EBITDA") eliminates items that are not part of ICH's core operations, are non-recurring items of revenue or expense, or do not involve a cash outlay, such as stock-related compensation. See "Adjusted EBITDA Reconciliation" for additional information.

Data as of March 31, 2011. Investing involves risk. Stock markets can decline significantly in response to adverse issuer, political, regulatory, market, or economic developments. Past performance is no guarantee of future results.

Key Drivers of Financial Performance

INVESTORS CAPITAL
A premier independent broker/dealer

- **Revenue is dependent on a high quality rep base**
  - 519 licensed reps as of March 31, 2011
  - Targeting high producers with greater fee revenue
- **Assets under management drive fee-based revenue**
  - Surpassed $1.0 billion AUM mark in 2010 for Corporate RIA – ICA platform
- **Retaining high quality reps instrumental to future growth**
  - Quality service levels limit the attrition of high producing reps
- **Overall market trends determine brokerage activity**
  - Anticipated rising interest rate and favorable broad market performance should contribute to higher revenue generation
- **Costs of support infrastructure directly affects bottom line**
  - Ability to serve more reps with minimal growth at home office
- **Technology investments critical to future success**
  - Sustaining desirable platform for reps; improve productivity and efficiency
  - Maintaining strong supervisory programs
  - Maintaining strong compliance programs

Investing involves risk. Stock markets can decline significantly in response to adverse issuer, political, regulatory, market, or economic developments.
Past performance is not a guarantee of future results.

Fiscal Year 2012 Strategic Goals

Top-Line Growth	▪ Return to historic revenue growth rate ▪ Recruit high producing reps ▪ Continue to grow recurring revenue – Continue to grow assets under management – Grow advisory revenue as a percentage of total revenue
Profitability	▪ Grow adjusted EBITDA from 2010 recent high ▪ Targeted annual adjusted EBITDA growth ▪ Manage Risk / Corporate Governance / Compliance to mitigate legal reserve obligations ▪ Strategic investments (e.g. Transition Loans, Practice Development, etc.)[1]
Operational Efficiency	▪ Enhance functionality of Technology Offerings ▪ Develop and streamline to drive increased production and efficiency ▪ Benchmark tools for data and processing ▪ Articulate all-encompassing service philosophy

[1] ICC offers loans and transition assistance for recruiting purposes contingent upon a rep meeting certain requirements including but not limited to production targets.

Historical Stock Performance

INVESTORS CAPITAL
A premier independent broker/dealer



80.0%
60.0%
40.0%
20.0%
0.0%
(20.0%)
(40.0%)
(60.0%)
(80.0%)
(100.0%)
Jul-06
Jan-07
Jul-07
Jan-08
Jul-08
Jan-09
Jul-09
Jan-10
Jul-10
Jan-11
Jul-11
ICH
S&P 500

(%)	ICH	S&P 500
1 Month	11.7%	1.9%
1 Year	162.5%	30.4%
2 Years	97.5%	45.1%
5 Years	65.8%	5.5%

Past performance is not a guarantee of future results.

Appendix: Systems & Infrastructure

INVESTORS CAPITAL
A premier independent broker/dealer

Overview of Technology Offerings and Resources Offered to Reps

INVESTORS CAPITAL
A premier independent broker/dealer

Advisor Need	ICC Technology Solution
Financial Modeling	**Finance Logix**
Email	**MS Exchange**
Data Consolidation & Centralized Management	**Albridge/CashEdge**
Broker Workstation/Advisor Portal	**Pershing NetX360/DST Vision**
Customer Relationship Management	**Redtail CRM/SmartOffice**
Alternative Investments	**ARC Insight**
Form Pre-Filling	**Laser App**
Training and Support	**Tech Training**
Back Office Visibility	**In-House ICC Transparency System**
Commission Platform	**WinOPS Dashboard**
Business Intelligence/Reporting	**ICC Report Center**

ICC is continually reviewing and improving available technology solutions

Compliance & Regulatory

- **Staffing**
  - Sixteen fully dedicated compliance professionals provide overall enterprise supervision and strive to mitigate risk to the Firm

- **Compliance Department Highlights**
  - Risk-based Audit Program
  - Business Surveillance Programs
  - Anti-Money Laundering Program
  - Field Education (product & sales practice)
  - Advertising and Sales Literature Review
  - Management of Regulatory Relationships & Inquiries
  - Workshops, Seminars and In-house Publications on Compliance and Regulatory Topics
  - FINRA Rule Interpretation & Guidance
  - Development & Enforcement of Policies & Procedures


John Cataldo, Esq.
Chief Compliance Officer
Internal Compliance Staff (14)
External Compliance Auditors (4)

Legal and Risk Management

- **Legal Department Staffing**
  - Two attorneys and two paralegals perform various functions, including, but not limited to, the following:
    - Litigation Management
    - Customer Complaints/Regulatory Inquiry Responses
    - Manage Relationships With Insurance Providers (E&O; D&O; Fidelity Bond; Employment Practices; Employed Lawyers)

- **Risk Management Committee**
  - The Senior Managers, including: CEO, CRO, CFO, CCO meet weekly
  - Assessment of Enterprise Risk (operational, financial, & regulatory)
  - Coordinate Risk Remediation & Mitigation Efforts
  - Develop Risk-based Firm Policies & Procedures
  - Analysis of Nascent Industry Risk & Trends
  - Report to Risk Committee of Parent Entity



Melissa Tarentino, Esq.
General Counsel
Chief Risk Officer
Internal Legal Staff (5)
Risk Management Committee

Adjusted EBITDA Reconciliation

INVESTORS CAPITAL
A premier independent broker/dealer

($mm)	2009	2010	2011
Adjusted EBITDA	**($0.3)**	**$1.5**	**($0.2)**
Income Tax Benefit	0.4	(0.5)	0.1
Income Tax Expense	(0.0)	0.0	0.0
Interest Expense	(0.0)	(0.0)	(0.0)
Depreciation and Amortization	(0.4)	(0.3)	(0.4)
Non-cash Compensation	(0.8)	(0.2)	(0.2)
Non-recurring Professional Fees	(0.6)	0.0	(0.2)
Net Income	**($1.8)**	**$0.3**	**($0.9)**

Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization ("EBITDA"), adjusted by eliminating items that we believe are not part of our core operations, are non-recurring items of revenue or expense, or do not involve a cash outlay, such as stock-related compensation. We consider adjusted EBITDA important in monitoring and evaluating our financial performance on a consistent basis across various periods. We also use adjusted EBITDA as a primary measure, among others, to analyze and evaluate financial and strategic planning decisions.

Adjusted EBITDA is considered a non-GAAP financial measure as defined by Regulation G promulgated by the SEC under the Securities Act of 1933, as amended. Adjusted EBITDA should be considered in addition to, rather than as a substitute for, important GAAP financial measures including pre-tax income, net income and cash flows from operating activities. Items excluded from adjusted EBITDA are significant and necessary components to the operations of our business; therefore, adjusted EBITDA should only be used as a supplemental measure of our operating performance.